Exhibit 10.1

EQUIPMENT PURCHASE AGREEMENT

This Equipment Purchase Agreement (this “Agreement”) dated as of August 19, 2022 is entered into by and between Desert Premium Group, LLC, a Delaware limited liability company (”Seller”), and TTCF-NM Holdings, Inc., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the Purchased Assets and Assumed Liabilities (as such terms are defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under only the following specific assets and properties of Seller: (a) the ABQ Lease, (b) all fixtures and office furniture located at the Albuquerque Real Property, and (c) all equipment located at the Albuquerque Real Property and set forth on Schedule 1.01(c) (subsections (b) and (c) collectively, the “Albuquerque Tangible Personal Property” and together with the ABQ Lease, the “Purchased Assets”).

Section 1.02 Excluded Assets. For the avoidance of doubt, Buyer and Seller acknowledge and agree that the Purchased Assets shall not include any and all other assets, properties, rights and interests of Seller, including, but not limited to, those assets, properties, rights and interests of Seller listed on Schedule 1.02 (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities and Excluded Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due each of the Liabilities of Seller set forth on Schedule 1.03 (collectively, the “Assumed Liabilities”).

(b) Other than the Assumed Liabilities, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller, including without limitation (i) any claims that any employee of Seller may assert based on acts or omissions occurring before the Closing, (ii) any violations of Environmental Laws by Seller based on acts or omissions occurring before the Closing, (iii) any Liability related to Seller’s Employee Benefit Plans based on acts or omissions occurring before the Closing, and (iv) any Liability of Seller related to products liability based on acts or omissions occurring before the Closing (collectively, the “Excluded Liabilities”).

Section 1.04 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing“) shall take place on the date hereof and upon the following: (a) the parties execution of this Agreement and all Transaction Documents; (b) Landlord’s release of the guaranty given by Flagship Food Group LLC pursuant to the ABQ Lease; (c) the delivery of a new lease guaranty as required pursuant to the ABQ Lease, in form and substance reasonably satisfactory to the Landlord, executed by a creditworthy corporate parent of Buyer; and (d) Buyer’s delivery of the aggregate purchase price for the Purchased Assets which shall be (i) the assumption by Buyer of the Assumed Liabilities in accordance with Section 1.3(a) hereof plus (ii) an amount of cash equal to (x) Ten Million Fifty-Six Thousand Seven Hundred Dollars ($10,056,700) (the “Base Purchase Price”), plus (x) Thirty-Three Thousand Nine Hundred Seventy-Five Dollars ($33,975.00) (“the “Machine Shop”), plus (y) Fifty Thousand Dollars ($50,000) (the “Security Deposit Reimbursement”), plus (z) Thirteen Thousand Two Hundred Eighty-Eight Dollars and 93/100 Cents ($13,288.93) (the “Benefits and Labor Coverage” and collectively with the Base Purchase Price, the Machine Shop and the Security Deposit Reimbursement, the “Purchase Price”). Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available U.S. funds to such account(s) and pursuant to such wire instructions as are designated by Seller to Buyer. The date on which the Closing is to occur is herein referred to as the “Closing Date.” For financial, accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59pm on the Closing Date (the “Effective Time”).

ARTICLE II
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof.

Section 2.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.02 No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of formation or operating agreement of Seller; (b) violate or breach any provision of any Law or Governmental Order applicable to the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration, termination or cancellation under any agreement or contract to which Seller is a party that constitutes a Purchased Asset, or to which any of the Purchased Assets is subject; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Entity by or with respect to the Purchased Assets in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 2.03 Title to Albuquerque Tangible Personal Property. Seller has good and valid title to, or a valid leasehold interest in, all Albuquerque Tangible Personal Property included in the Purchased Assets, free and clear of any lien, charge, claim, pledge, security interest or other similar encumbrance (each, an “Encumbrance”), except for: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (d) other imperfections of title or Encumbrances, if any, that would not reasonably be expected to interfere with the ability of the Seller to conduct its business as it is conducted as of the date of this Agreement (each, a “Permitted Lien”).

Section 2.04 Leased Real Property. A true, correct and complete copy of the ABQ Lease, as currently in effect, has been made available to Buyer and has not been modified in any respect, except to the extent that such modifications are disclosed by the copy made available to Buyer. The ABQ Lease is in full force and effect, Seller holds a valid and existing leasehold interest thereunder for the term thereof and Seller enjoys peaceful and undisturbed possession of the Albuquerque Real Property. Seller has paid all rent due and payable under the ABQ Lease. Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in breach or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default. Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the ABQ Lease and, to the Knowledge of Seller, no other party is in default thereof, and no party to the ABQ Lease has exercised any termination rights with respect thereto. All alterations or improvements made by DPG to the Albuquerque Real Property were made in accordance with the terms of the ABQ Lease. Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Albuquerque Real Property or any portion thereof. Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in the Albuquerque Real Property. Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Albuquerque Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Albuquerque Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Albuquerque Real Property as currently operated. Neither the whole nor any material portion of any Albuquerque Real Property has been damaged or destroyed by fire or other casualty.

Section 2.05 Environmental Laws. To Knowledge of Seller, Seller is in material compliance with all Environmental Laws applicable to its use of the Albuquerque Real Property. There has been no Release by Seller or, to Knowledge of Seller, by any Person of any Hazardous Substance (including, for avoidance of doubt, stormwater that contains pollutants in excess of applicable effluent limitations, or that otherwise violates any applicable Law) with respect to the Albuquerque Real Property in violation of any applicable Law.  Except as has been resolved prior to the date hereof or would not reasonably be expected to interfere with the ability of the Seller to conduct its business as it is conducted as of the date of this Agreement, Seller has not: (a) received written notice under the citizen suit provisions of any Environmental Law; (b) received any written notice of violation, demand letter, complaint or claim under any Environmental Law, including, for avoidance of doubt, any written notice that the Albuquerque Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Substance which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by Seller; or (c) been subject to or, to Knowledge of Seller, threatened with any governmental enforcement action with respect to any Environmental Law.  Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law. To Knowledge of Seller, as of the Closing Date, there is no proposed change of Environmental Laws concerning any Hazardous Substance that might, after the Closing Date, prevent, materially impede or materially increase the costs associated with the ownership, lease, operation, performance or use of Albuquerque Real Property or the Purchased Assets as it is owned, leased, operated, performed and used as of the date of this Agreement.

Section 2.06 Labor Matters; Benefits.

(a) Seller is, and during the past three (3) years has been, in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors for the Albuquerque Real Property (“ABQ Workers and Contractors”), including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. During the past three (3) years, all individuals characterized and treated by Seller as consultants or independent contractors of the Seller are properly treated as independent contractors under all applicable Laws. During the past three (3) years, all employees of the Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with, and during the past three (3) years has complied with, all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations, with respect to ABQ Workers and Contractors. There are no Actions against Seller pending, or to Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Seller, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(b) There is no union labor dispute, strike, slowdown, stoppage of work or lockout actually pending, or to Knowledge of Seller, threatened against Seller at the Albuquerque Real Property. Seller has not experienced any material union labor dispute or material work stoppage during the past three (3) years at the Albuquerque Real Property. No labor union has been certified by the National Labor Relations Board or recognized, to the extent applicable, as bargaining agent for any employees of Seller located at the Albuquerque Real Property as of the date hereof (the “ABQ Employees”). To Knowledge of Seller, no labor union has engaged in a union organizing activity or campaign at the Albuquerque Real Property during the past three (3) years.

(c) Set forth on Schedule 2.06(c) is a complete and correct list setting forth, as of the Closing Date, the names, job title, and current base wage or salary rate of every ABQ Employee.

(d) Schedule 2.06(d) of the Disclosure Schedules contains a true and complete list of each Benefit Plan; provided that Seller shall not be required to set forth on Schedule 2.06(d) any offer letters or other similar documents which provide for employment on an at-will basis between Seller and any employee. Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws).

(e) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to such qualification, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no event or omission has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under ERISA or to any material tax or penalty under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(f) Neither the Seller nor any of its ERISA Affiliates have ever maintained, sponsored, contributed to, or has been obligated to maintain, sponsor or contribute to, or had any Liability with respect to (whether contingent or otherwise): (i) any “employee pension plan” (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) a “multiple employer plan,” as defined in Section 3(40) of ERISA. Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason. All Benefit Plans that are health and welfare plans provide benefits that are fully insured through insurance contracts issued by insurance companies licensed to sell insurance and products in the applicable state, other than flexible spending and health savings accounts.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (ii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; (iii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; (iv) require Seller, any ERISA Affiliate or Buyer or any Affiliate of Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

Section 2.07 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to Knowledge of Seller, threatened against or by Seller relating to or affecting the Purchased Assets or the Assumed Liabilities, or that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against, relating to or affecting the Purchased Assets. To the Knowledge of Seller, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 2.08 Compliance with Laws. Seller is in compliance in all material respects with all Laws applicable to the ownership and use of the Purchased Assets.

Section 2.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 2.10 Food Safety.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Seller (taken as a whole), since January 1, 2019, Seller has complied and is in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, the Food Safety Modernization Act, and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”), all applicable statutes enforced by the Federal Trade Commission and the applicable Federal Trade Commission regulations, and all other applicable laws and regulations established by any state, local or foreign Governmental Authority responsible for regulating food products (collectively with the FDA, the “Food Authorities”) and (ii) all terms and conditions imposed in any Permits granted to Seller by any Food Authority, and (A)  there has not been any actual defect or defect alleged in any lawsuit or demand, including any failure or alleged failure to provide adequate warnings, labeling or instructions and (B) there has not been any actual or, to the Knowledge of Seller, alleged violation of any Law relating to any of the products manufactured by or on behalf of Seller, or to their manufacture, shipment, import, labeling, weights and measurements, use or sale by any Food Authority, in any lawsuit or in any demand from a lawyer.

(b) Since January 1, 2019, (i) the Seller has implemented a food safety program designed to prevent any presence, release or exposure to any food product manufactured by or on behalf of Seller of any contaminants or adulterants, food poisoning, pests, mold or microbial agents, and (ii) there has not been any facility shutdown, recall, or other food-related condition with respect to any products manufactured by or on behalf of Seller or otherwise with respect to the business of Seller that has given or would give rise to any liability or obligation of the Seller under Food Safety Laws.

Section 2.11 No Other Representations and Warranties.

(a) Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Purchased Assets furnished or made available to Buyer and its Representatives in any form (including any information, documents, or material delivered to Buyer or made available to Buyer in a virtual data room maintained or any management presentations made in expectation of the transactions contemplated hereby).

(b) Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), the Purchased Assets ARE BEING SOLD, ASSIGNED, TRANSFERRED, CONVEYED AND DELIVERED TO BUYER “AS IS” AND “WHERE IS,” “WITH ALL FAULTS,” AND WITHOUT ANY REPRESENTATION, GUARANTEE, OBLIGATION, LIABILITY OR WARRANTY OF SELLER, EXPRESS OR IMPLIED, AS TO THE CONDITION AND MANUFACTURING CAPABILITIES OF THE PURCHASED ASSETS. IT IS MUTUALLY AGREED THAT IT IS COMMERCIALLY REASONABLE FOR SELLER TO DISCLAIM SUCH WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS.

ARTICLE III
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of Buyer; (b) violate or breach any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Buyer is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Entity by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 3.03 Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 3.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 3.06 Independent Investigation.

(a) Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II of this Agreement (including related portions of the Disclosure Schedules); and (ii) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules). With respect to any estimate, projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (x) there are uncertainties inherent in attempting to make such estimates, projections and forecasts, (y) Buyer is aware that actual results may differ materially and (z) Buyer shall have no claim against Seller or its owner with respect to any such estimate, projection or forecast.

(b) Buyer agrees, to the fullest extent permitted by Law, that neither Seller nor any of its managers, officers, employees, consultants, owners, controlling persons, agents, advisors or Representatives or any of their respective Affiliates shall have any liability or responsibility whatsoever to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or Representatives on any basis other than fraud based upon any information provided or otherwise made available or statements made (or omissions to so provide, make available or state) to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or Representatives, except as and only to the extent set forth in the representations and warranties set forth herein and subject to the limitation and restrictions contained herein.

ARTICLE IV
Covenants

Section 4.01 Confidentiality. Buyer acknowledges and agrees that the Non-Disclosure Agreement, dated as of May 4, 2022, between Buyer and Flagship Food Group LLC, an affiliate of Seller (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.

Section 4.02 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 4.03 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 4.04 Employee Matters.

(a) Effective as of the Effective Time, Seller will terminate the ABQ Employees set forth on Schedule 2.06(c), and Buyer shall make offers of employment to those ABQ Employees set forth on Schedule 2.06(c) (the “Offered Employees”).

(b) Seller shall be solely responsible for any notices required to be given under, and otherwise comply with, the WARN Act or similar Laws or regulations relating to any plant closing or mass layoff (or similar triggering event) that occurs before, at or after the Effective Time in connection with the transactions contemplated hereby, provided however, that Buyer shall be solely responsible (and Seller shall not be responsible), with respect to the Offered Employees, for any notices required to be given under, and otherwise comply with, the WARN Act or similar laws or regulations relating to any plant closing or mass layoff (or similar triggering event) that occurs solely as a result of actions by Buyer after the Effective Time.

(c) Seller and its ERISA Affiliates shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant (including, both the Offered Employees and the non-Offered Employees), including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons as and when such amounts are due and, for the avoidance of doubt, with respect to the non-Offered Employees, Buyer shall have no obligations or Liabilities whatsoever with respect to such non-Offered Employees including for periods of service on, prior to, or after the Closing Date. 1

(d) Seller shall be solely responsible for offering and providing, and shall assume all liabilities with respect to, COBRA, or any relevant benefit continuation requirements under applicable Law, for: (i) any individual who experiences a COBRA qualifying event on or prior to the Closing (without regard to whether the loss of coverage occurs before or after the Closing); and (ii) for any employee of Seller, or any ERISA Affiliate (and their respective dependents) if such employee does not become an Offered Employee and experiences a COBRA qualifying event or otherwise loses eligibility for coverage under the Benefit Plans in connection with the transactions contemplated by this Agreement. To satisfy this obligation, Seller or its ERISA Affiliates shall continue to maintain a group health plan (the “Required Health Plan”) until the maximum coverage period for the “M&A qualified beneficiary” (as defined in Treasury Regulation Section 54.4890B-9, Q&A-4) having the longest maximum coverage period, including extensions, has expired, in order to prevent the transfer of the obligation to provide COBRA to Buyer or any of its Affiliates.

(e) With respect to its health and welfare plans, Seller represents and warrants to Buyer that active employee (or similar coverage) under such plans for the Offered Employees that accept employment with Buyer will continue through August 31, 2022.

Section 4.05 Transfer Taxes. All Transfer Taxes incurred, if any, shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 4.06 IRB Reporting Requirements. Following the Closing, for each calendar year ending as of December 31, 2022 (the “2022 Reporting Period”) and December 31, 2023 (the “2023 Reporting Period”), and for the period from January 1, 2024 to and including December 27, 2024 (said period is hereinafter referred to as the “2024 Reporting Period”) (the 2022 Reporting Period, the 2023 Reporting Period and the 2024 Reporting Period are hereinafter sometimes referred to collectively as “Reporting Periods” and each singly as a “Reporting Period”), Buyer shall deliver to Seller promptly (but in any event, within ninety (90) days after the end of each applicable Reporting Period (each such date is hereinafter referred to as a “Reporting Date”)), an annual report for such Reporting Period (each, an “Annual Report”), detailing the following information for such Reporting Period as such information relates to the facility located at the Albuquerque Real Property: (a) the number of employees in payroll at such facility, (b) the wage levels of such employees, (c) the benefits of such employees, (d) the duration of employment of such employees, (e) the job classification of such employees, (f) the number of new employees hired, (g) the categories of employment of such employees and (h) the zip codes of such employees (the foregoing reporting requirements of Buyer are hereinafter referred to as the “Reporting Requirements”). Each Annual Report shall be on a form provided by Seller to Buyer and will be deemed to be a public document. Buyer shall respond promptly to any questions or additional information that Seller reasonably requests that relates to or arises out of the Reporting Requirements.

[1]	Note to Buyer: Where Benefit Plans are not being assumed this covenant you proposed in subsection (d) is not appropriate.

Section 4.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.08 Removal of Excluded Assets. Seller, its Affiliates or its Representatives shall remove any tangible Excluded Assets from the Albuquerque Real Property within thirty (30) days of Closing. Buyer will provide Seller, its Affiliates and its Representatives with reasonable access to the Albuquerque Real Property to effect such removal. Seller shall be responsible for any tangible Excluded Assets remaining at the Albuquerque Real Property following Closing. For the avoidance of doubt, Buyer shall not be liable for any loss of or damage to Excluded Assets left at the Albuquerque Real Property following Closing unless such loss or damage is caused by the Buyer’s gross negligence or willful misconduct.

ARTICLE V
Indemnification

Section 5.01 Survival. Subject to the limitations and other provisions of this Agreement, the Fundamental Representation shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days and all other representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 5.02 Indemnification by Seller. Subject to the other terms and conditions of this Article V, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, other than an inaccuracy in or breach of any Fundamental Representation;

(b) any inaccuracy in or breach of any of the Fundamental Representation of Seller contained in this Agreement;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(d) any Excluded Liability or Excluded Asset.

Section 5.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article V, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, other than an inaccuracy in or breach of any Fundamental Representation;

(b) any inaccuracy in or breach of any of the Fundamental Representation of Buyer contained in this Agreement;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, including, without limitation, the Reporting Requirements to be performed by Buyer pursuant to Section 4.06 hereof; or

(d) any Assumed Liability or Purchased Asset.

Section 5.04 Certain Limitations. The party making a claim under this Article V is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article V is referred to as the “Indemnifying Party.” The indemnification provided for in Section 5.02 and Section 5.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 5.02(a) or Section 5.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 5.02(a) or Section 5.03(a) exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 5.02(a) or Section 5.03(a), as the case may be, shall not exceed One Million Dollars ($1,000,000), and the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 5.02(b) or Section 5.03(b), as the case may be, shall not exceed Ten Million Dollars ($10,000,000).

(c) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(d) Seller shall not be liable under this Article V for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

(e) For purposes of determining the amount of Losses incurred in connection with any inaccuracy in or breach of any representation or warranty set forth in this Agreement, but not for purposes of determining whether such breach or inaccuracy has occurred, such representation or warranty shall be read without regard for or giving effect to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f) Notwithstanding the foregoing, the limitations set forth in Sections 5.04(a) and 5.04(b) shall not apply to the indemnification obligations under Sections 5.02(c), 5.02(d), 5.03(c) or 5.03(d) or in the case of fraud.

Section 5.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 4.01) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 5.07 Duty to Mitigate. Each party agrees to use commercially reasonable efforts to mitigate any Losses which form the basis for any claim under this Article V.

Section 5.08 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article V. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article V. Nothing in this Section 5.08 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled.

ARTICLE VI
Miscellaneous

Section 6.01 Expenses. Except as otherwise expressly provided herein (including Section 4.05 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

If to Seller:

Desert Premium Group, LLC

6455 S. Yosemite Street, Suite 140

Greenwood Village, CO 80111

Attn: Rob Holland

Email: rholland@creocapitalpartners.com

with a copy (which shall not constitute notice under this Section 6.02) to:

Nixon Peabody LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn: Philip B. Taub, Esq.

Email: ptaub@nixonpeabody.com

If to Buyer:

TTCF-NM Holdings, Inc.

6305 Alondra Blvd.

Paramount, CA 90723
Email: gaspare@tattooedchef.com
Attention: Gaspare Guarrasi

with a copy (which shall not constitute notice under this Section 6.02) to:

Rutan & Tucker LLP

18575 Jamboree Road, 9th Floor

Irvine, CA 92612

Attn:  Rachel A. Simon

Email: rsimon@rutan.com

Section 6.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 6.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 6.06 Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 6.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law. Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.10 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Desert Premium Group, LLC

By:	/s/ Jorge Ayon
Name:	Jorge Ayon
Title:	Chief Financial Officer

TTCF-NM Holdings, Inc.

By:	/s/ Salvatore Galletti
Name:	Salvatore Galletti
Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS

“ABQ Employees” has the meaning set forth in Section 2.06(b) hereof.

“ABQ Lease” means that certain Lease Agreement, dated as of October 7, 2014, by and between The Tortilla Building, LLC and Seller.

“ABQ Workers and Contractors” has the meaning set forth in Section 2.6(a) hereof.

“Actions” has the meaning set forth in Section 2.07(a) hereof.

”Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Albuquerque Real Property” means Seller’s leased real property located at 1700 Desert Surf Circle, NE, Albuquerque, NM.

“Albuquerque Tangible Personal Property” has the meaning set forth in Section 1.01(c) hereof.

“Assumed Liabilities” has the meaning set forth in Section 1.03(a) hereof.

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.04 hereof.

“Closing Date” has the meaning set forth in Section 1.04 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 4.01 hereof.

“Contracts” means all written contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means all copyrights, whether in published or unpublished works, which include: (a) literary works and any other original works of authorship fixed in any tangible medium of expression; (b) databases, data collections and rights therein, software and web site content; (c) rights to compilations, collective works and derivative works of any of the foregoing; and (d) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

“Deductible” has the meaning set forth in Section 5.04(a) hereof.

“Disclosure Schedules” means the disclosure schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Time” has the meaning set forth in Section 1.04 hereof.

“Encumbrance” has the meaning set forth in Section 2.03 hereof.

“Environment” means soil, surface water, groundwater, stream sediments and ambient air.

“Environmental Laws” means any applicable Law relating to the pollution or protection of the Environment, including any law relating to the use, transportation, storage, disposal or release of any Hazardous Substance.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Excluded Assets” has the meaning set forth in Section 1.02 hereof.

“Excluded Liabilities” has the meaning set forth in Section 1.03(b) hereof.

“FDA” has the meaning set forth in Section 2.10 hereof.

“Food Authorities” has the meaning set forth in Section 2.10 hereof.

“Food Safety Laws” means any Law relating to or governing the safety of food and beverage products.

“Fundamental Representation” means the representations and warranties set forth in Section 2.01 (Organization and Authority of Seller), Section 2.02 (No Conflicts or Consents), Section 2.03 (Title to Albuquerque Tangible Personal Property), and Section 2.09 (Brokers).

“Governmental Entity” means any government or political subdivision, whether federal, state, local or foreign, or any agency of any such government or political subdivision, or any federal, state, local or foreign court.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” means any material that is listed or defined as a “hazardous substance”, “hazardous waste”, “toxic substance” or any other term of similar import under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 5.04 hereof.

“Indemnifying Party” has the meaning set forth in Section 5.04 hereof.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, including the right to sue for past, present and future infringement, misappropriation or other violation thereof.

“Knowledge of Seller” means the actual knowledge of Jorge Ayon and Nicholas S. Kakaras, each after reasonable due inquiry.

“Landlord” means The Tortilla Building, LLC.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Entity.

“Liabilities” means liabilities, Losses, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” has the meaning set forth in Section 5.02 hereof.

“Offered Employees” has the meaning set forth in Section 4.04(a) hereof.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Entity, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Entity.

“Permitted Lien” has the meaning set forth in Section 2.03 hereof.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Entity, unincorporated organization, trust, association or other entity.

“Purchased Assets” has the meaning set forth in Section 1.01(c) hereof.

“Purchased Price” has the meaning set forth in Section 1.04 hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including navigable waters, the waters of the contiguous zone, ocean waters and any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air), including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Taxes means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

“Tax Returns” means all returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.

“Trademarks” means: (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; (b) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and (c) the goodwill of the business associated with each of the foregoing.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents required to be delivered in connection with this Agreement or at the Closing.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, reporting, recording, filing, conveyance and other similar fees, taxes and charges arising out of or in connection with the transfer of the Purchased Assets and/or Assumed Liabilities effected pursuant to this Agreement or any of the transactions contemplated hereunder.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law governing plant closings or mass layoffs.

Schedule 1.01(c)

Equipment

Schedule 1.02

Excluded Assets

1.	All (a) cash and cash equivalents of Seller, whether on hand or in Seller’s bank accounts as of the Closing Date, and (b) all bank accounts of Seller.

2.	All accounts receivable and other accrued rights to payment or compensation.

3.	All rights and benefits under Contracts, except for the ABQ Lease.

4.	Any employee benefit plans (including Benefit Plans) of Seller and any rights of Seller or any of its Affiliates in the employee benefit plans and any Contracts that constitute (or provide for services under) employee benefit plans.

5.	All rights of Seller with respect only to those refunds, credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that relate to the Excluded Assets or that relate to the Purchased Assets prior to the Closing Date.

6.	All rights of Seller to causes of action, lawsuits, judgments, claims and demands of any nature available to, or being pursued by, Seller against third parties with respect to the ownership, use, function or value of any Excluded Asset or any Purchased Asset prior to the Closing Date.

7.	All of Seller’s rights under express or implied warranties, indemnities and all similar rights against third parties to the extent related to the Excluded Assets or to the Purchased Assets prior to the Closing Date.

8.	All insurance policies held by Seller and rights to insurance claims, refunds or proceeds thereunder.

9.	All corporate minute books, corporate seals, stock books and stock transfer ledgers of Seller and any records pertaining exclusively to the Excluded Assets or the Excluded Liabilities.

10.	All rights to the refund of any Taxes paid by Seller.

11.	All rights of Seller under this Agreement and the other Transaction Documents to which Seller is a party.

12.	All privileged information relating to the Excluded Assets or the Excluded Liabilities.

13.	All Intellectual Property of Seller.

14.	All informational technology of Seller.

15.	All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of Seller.

16.	Any and all assets and equipment located at the Albuquerque Real Property that are exclusively used for salsa production, including, but not limited to, forklifts, pallet jacks and maintenance tools (excluding kettles).

17.	Any and all assets and equipment relating to the production of green chiles located in Deming, New Mexico.

18.	All of Seller’s licenses and permits.

19.	All of Seller’s monitors.

Schedule 1.03

Assumed Liabilities

1.	The ABQ Lease.

2.	Taxes attributable to the Purchased Assets or the ABQ Lease for any taxable period (or any portion thereof) beginning after the Closing Date.

3.	Transfer Taxes.

4.	Liabilities arising out of Buyer’s ownership of the Purchased Assets incurred on or after the Closing.